Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13D with respect to the ordinary shares of par value of €0.01 per share of SCHMID Group N.V. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Date: February 10, 2026

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first above written.

XJ Harbour HK Limited

By:	/s/ Mak Tsz Ming
Name:	Mak Tsz Ming
Title:	Director
Xinjin Global Industrial Fund LP

By:	/s/ Mak Tsz Ming
Name:	Mak Tsz Ming
Title:	Authorized Signatory

Xinjin Global Industrial Fund GP Limited

By:	/s/ Mak Tsz Ming
Name:	Mak Tsz Ming
Title:	Director

Xinjin Investment Holding Limited

By:	/s/ Hu Bin
Name:	Hu Bin
Title:	Director